Exhibit 99.1

Casella Waste Systems, Inc. Announces Pricing of Notes Offering

RUTLAND, VERMONT (February 9, 2015)—Casella Waste Systems, Inc. (NASDAQ: CWST) (the “Company”), a regional solid waste, recycling and resource management services company, announced today the pricing of its previously announced underwritten public offering (the “Notes Offering”) of $60.0 million aggregate principal amount of its 7.75% senior subordinated notes due 2019 (the “Notes”) at an issue price of 99.25%, less the amount of interest that would have accrued from the settlement date to February 15, 2015.

The Notes are being offered as additional notes under an indenture, dated as of February 7, 2011, pursuant to which the Company previously issued $325.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019. Commencing on or about February 17, 2015, the Notes will have the same CUSIP numbers as the previously issued notes. The Notes will pay interest on a semi-annual basis, commencing August 15, 2015.

The Company estimates that the net proceeds from the Notes Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $57.3 million. The Company intends to use the net proceeds from the Notes Offering, together with initial borrowings under the new senior secured asset-based revolving credit and letter of credit facility that the Company expects to enter into following the closing of the Notes Offering (the “ABL Facility”), to refinance the Company’s existing senior revolving credit and letter of credit facility (the “Current Senior Credit Facility”). Prior to the effectiveness of the ABL Facility, the Company intends to apply the net proceeds from the Notes Offering to reduce borrowings under the Current Senior Credit Facility. The closing of the Notes Offering is not contingent upon the effectiveness of the ABL Facility, and the Company cannot assure that the ABL Facility will become effective or, if it becomes effective, on what terms. The effectiveness of the ABL Facility is expected to be contingent upon the closing of the Notes Offering.

The Notes Offering is expected to close on or about February 13, 2015, subject to the satisfaction of customary closing conditions.

BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers and Comerica Securities and Raymond James are acting as co-managers for the Notes Offering.

A shelf registration statement on Form S-3 (File No. 333-200784) relating to the public offering of the Notes described above was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement relating to the Notes Offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, New York 10038, Attention: Prospectus Department or email dg.prospectus_requests@baml.com, or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, telephone: (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the Northeastern United States.

Safe Harbor Statement

Certain of the matters discussed in this press release are “forward-looking statements,” including, among others, relating to our expectations regarding the completion of the proposed public offering, the effectiveness of the proposed credit facility and the anticipated use of proceeds from the proposed public offering, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “anticipates,” “will,” “intends,” “expects”, “plans”, “estimates” and other similar expressions. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. The Company cannot guarantee that the events described herein will occur on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things, risks and uncertainties relating to the satisfaction of customary closing conditions related to the proposed public offering and the proposed credit facility, and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed offering or the other transactions described herein on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, the Company and our business are discussed in the prospectus supplement related to the proposed offering filed with the SEC on or about the date hereof and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. The Company expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise, except as required. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contact:

Ned Coletta

Senior Vice President and Chief Financial Officer

(802) 772-2239